Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036



   WERNER ENTERPRISES REPORTS IMPROVED FIRST QUARTER 2012 REVENUES AND
                                EARNINGS

Omaha, Nebraska, April 18, 2012:
-------------------------------

      Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2012.

      Summarized financial results for first quarter 2012 compared to first quarter 2011 are as follows (dollars in thousands, except per share data):


                                  1Q12         1Q11        % Change
                                --------     --------      --------
     Total revenues             $498,376     $469,429            6%
     Trucking revenues, net
      of fuel surcharge         $321,226     $316,447            2%
     Value Added Services
      ("VAS") revenues           $76,754      $63,573           21%
     Operating income            $35,402      $27,442           29%
     Net income                  $21,245      $16,293           30%
     Earnings per diluted share    $0.29        $0.22           30%


      Werner Enterprises achieved 30% earnings growth in first quarter 2012 compared to first quarter 2011, the ninth consecutive quarter in which Werner attained year-over-year earnings growth in excess of 20%. We owe these strong results to the continued excellence, dedication and commitment of our 12,000 Werner associates and to our loyal customers.

     First quarter 2012 freight demand (as measured by our daily morning ratio of loads to trucks in our One-Way Truckload network) exhibited typical seasonal freight trends and gradually improved from January to February to March. Freight trends in first quarter 2012 were more steady and balanced throughout the U.S. geographic network compared to first quarter 2011. Unusually mild winter weather throughout much of the U.S. in first quarter 2012 compared favorably to more severe winter weather trends in first quarter 2011. This had a modest positive impact on operational efficiency and certain operating costs in first quarter 2012 compared to first quarter 2011. To date in April 2012, we are experiencing normal seasonal freight improvement compared to March 2012. We continue to believe that favorable truckload demand trends are caused to a greater degree by supply side constraints limiting truckload capacity, as compared to growing demand generated by increased economic activity.

      Pent-up freight demand from severe winter storms in the first five weeks of first quarter 2011 contributed to unusually strong customer demand for truck capacity in the latter part of first quarter 2011. This resulted in higher spot market rates and significant customer capacity charges for repositioning trucks and providing trucks above committed levels, both of which aided in improving revenue per total mile in first quarter 2011. As a result, average revenues per total mile, net of fuel surcharge, increased 2.6% in first quarter 2012 compared to first quarter 2011. Due in part to certain large seasonal projects in fourth quarter 2011 that did not continue into the seasonally softer first quarter 2012, our average revenues per total mile declined 1.8% sequentially, when comparing first quarter 2012 to fourth quarter 2011. Contractual rate increase awards year to date in 2012 are similar to percentage increases in the same period of 2011. We continue to be successful in this tightening capacity environment by working jointly with our customers to secure sustainable transportation solutions across all modes.

     In the last half of 2011, we operated slightly below our fleet goal of 7,300 trucks due to the more challenging driver market, and we ended 2011 with 7,200 trucks. Our entire team worked closely together to increase our truck count to the 7,300 level, and we achieved this during the final week of first quarter 2012. We intend to maintain our fleet size at approximately this level. Our primary objectives continue to be expanding our operating margin percentage and improving our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio.

     Capacity in our industry remains constrained by economic, safety and regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years. Carriers were compelled to begin upgrading their aging truck fleets, which led to increased replacement purchases of new and later-model used trucks during 2011. However, we do not believe that industry fleet growth is occurring, as some carriers are already struggling to finance the replacement truck upgrade due to the large pricing gap between the significantly increased costs of EPA-compliant new trucks compared to the lower value of record-old trucks. For example, for a newer fleet such as ours, the average cost of the new trucks we purchased in first quarter 2012 was approximately 30% higher than the original purchase price of our used trucks sold in first quarter 2012.

     We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and
Expedited fleets), Specialized Services and Logistics (VAS). Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,525 trucks (or 48% of our total fleet).

     Diesel fuel prices were 30 cents per gallon higher in first quarter 2012 than in first quarter 2011 and were 13 cents per gallon higher than in fourth quarter 2011. For the first 18 days of April 2012, the average diesel fuel price per gallon was 4 cents lower than the average diesel fuel price per gallon in the same period of 2011 and 10 cents higher than in second quarter 2011.

     The driver recruiting and retention market remained challenging in first quarter 2012 and was comparable to the driver market in fourth quarter 2011. Assuming the domestic economy strengthens, we anticipate the driver market will become more challenging as we progress through 2012. While historically higher national unemployment rates have aided our driver recruiting and retention efforts, we believe that an improved freight market, extended unemployment benefit payment programs, a reduction in available truck driving school graduates and changing industry safety regulations are tightening driver supply. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains on sales of assets were $4.7 million in first quarter 2012 compared to $4.8 million in both first quarter 2011 and fourth quarter 2011. The market for the sale of used trucks and trailers remains strong. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     We continue to buy new trucks to replace older trucks we sell or trade. We continue to invest in environmentally friendly equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts. Over the last three years, Werner Enterprises has reduced its annual carbon footprint by almost 150,000 tons. Our net capital expenditures in first quarter 2012 were $83 million. We expect our net capital expenditures for the full year 2012 to be in a range of $160 million to $210 million. During 2011, we reduced the average age of our company truck fleet from 2.8 years at December 31, 2010 to 2.4 years at December 31, 2011. We reduced our average truck age to 2.3 years as of March 31, 2012 and expect to further reduce our average truck age to approximately 2.1 years as of December 31, 2012. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest operating cost model for our customers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services
  (amounts in 000's)           1Q12             1Q11
--------------------      ---------------  ---------------
Revenues                  $76,754  100.0%  $63,573  100.0%
Rent and purchased
 transportation expense    65,263   85.0    53,332   83.9
                          -------          -------
Gross margin               11,491   15.0    10,241   16.1
Other operating expenses    7,505    9.8     6,831   10.7
                          -------          -------
Operating income           $3,986    5.2    $3,410    5.4
                          =======          =======

     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.

                              1Q12      1Q11     Difference     % Change
                             ------    ------    ----------     --------
Total VAS shipments          66,820    59,436         7,384          12%
Less: Non-committed
 shipments to Truckload
 segment                     19,157    18,405           752           4%
                             ------    ------    ----------
Net VAS shipments            47,663    41,031         6,632          16%
                             ======    ======    ==========

Average revenue per
 shipment                    $1,523    $1,470           $53           4%
                             ======    ======    ==========


     In first quarter 2012, VAS revenues increased $13.2 million or 21%, gross margin dollars increased 12% and operating income dollars increased 17% compared to first quarter 2011. Compared to fourth quarter 2011, VAS revenues, gross margin dollars and operating income dollars decreased in first quarter 2012. These decreases were the result of large special projects that occurred during fourth quarter 2011. As VAS revenues grow, large projects will have less of an impact on the quarter-to-quarter comparison of VAS results.

      Brokerage revenues in first quarter 2012 increased 13% compared to first quarter 2011 due to a 3% increase in shipment volume and a 10% increase in average revenue per shipment. Brokerage gross margin percentage and operating income percentage both increased year-over-year. Intermodal revenues increased 46%, and Intermodal gross margin and operating income both increased by an even higher percentage, comparing first quarter 2012 to first quarter 2011. Werner Global

Logistics revenues increased 40% in first quarter 2012 compared to first quarter 2011.

      Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for first quarters 2012 and 2011 are shown below.


Operating Ratios                    1Q12    1Q11    Difference
----------------                    -----   -----   ----------
Truckload Transportation Services   90.3%   92.4%     (2.1)%
Value Added Services                94.8    94.6       0.2


      Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2012 and first quarter 2011 are 92.5% and 94.0%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong.  As of March 31, 2012 we had
no    debt    and    $745.2    million    of    stockholders'    equity.


                                                     INCOME STATEMENT DATA
                                                          (Unaudited)
                                            (In thousands, except per share amounts)

                                         Quarter       % of        Quarter       % of
                                          Ended      Operating      Ended      Operating
                                         3/31/12     Revenues      3/31/11     Revenues
                                       -----------  -----------  -----------  -----------
Operating revenues                        $498,376      100.0       $469,429        100.0
                                       -----------  -----------  -----------  -----------
Operating expenses:
   Salaries, wages and benefits            133,848        26.9       132,863         28.3
   Fuel                                    102,937        20.6        97,931         20.9
   Supplies and maintenance                 41,837         8.4        41,189          8.8
   Taxes and licenses                       22,532         4.5        23,026          4.9
   Insurance and claims                     19,224         3.9        18,060          3.8
   Depreciation                             40,671         8.1        39,718          8.5
   Rent and purchased transportation       100,510        20.2        88,497         18.9
   Communications and utilities              3,819         0.8         3,923          0.8
   Other                                    (2,404)       (0.5)       (3,220)        (0.7)
                                       -----------  -----------  -----------  -----------
      Total operating expenses             462,974        92.9       441,987         94.2
                                       -----------  -----------  -----------  -----------
Operating income                            35,402         7.1        27,442          5.8
                                       -----------  -----------  -----------  -----------

Other expense (income):
   Interest expense                            142         0.0            28          0.0
   Interest income                            (422)       (0.1)         (345)        (0.1)
   Other                                       (24)       (0.0)           26          0.0
                                       -----------  -----------  -----------  -----------
      Total other expense (income)            (304)       (0.1)         (291)        (0.1)
                                       -----------  -----------  -----------  -----------

Income before income taxes                  35,706         7.2        27,733          5.9
Income taxes                                14,461         2.9        11,440          2.4
                                       -----------  -----------  -----------  -----------
Net income                                 $21,245         4.3       $16,293          3.5
                                       ===========  ===========  ===========  ===========
Diluted shares outstanding                  73,390                    73,138
                                       ===========               ===========
Diluted earnings per share                   $0.29                     $0.22
                                       ===========               ===========

                                                           OPERATING STATISTICS
                                                   Quarter Ended          Quarter Ended
                                                      3/31/12    % Change    3/31/11
                                                   ------------- -------- -------------
Trucking revenues, net of fuel surcharge (1)            $321,226     1.5%      $316,447
Trucking fuel surcharge revenues (1)                      93,207    11.9%        83,273
Non-trucking revenues, including VAS (1)                  79,783    20.6%        66,165
Other operating revenues (1)                               4,160    17.4%         3,544
                                                   -------------          -------------
     Operating revenues (1)                             $498,376     6.2%      $469,429
                                                   =============          =============

Average monthly miles per tractor                          9,660    -0.5%         9,705
Average revenues per total mile (2)                       $1.541     2.6%        $1.502
Average revenues per loaded mile (2)                      $1.748     3.2%        $1.693
Average percentage of empty miles                          11.88%    5.5%         11.26%
Average trip length in miles (loaded)                        432    -4.0%           450
Total miles (loaded and empty) (1)                       208,507    -1.0%       210,634
Average tractors in service                                7,195    -0.6%         7,235
Average revenues per tractor per week (2)                 $3,434     2.1%        $3,364
Capital expenditures, net (1)                            $82,549                $20,054
Cash flow from operations (1)                            $83,999                $53,800
Return on assets (annualized)                                6.4%                   5.6%
Total tractors (at quarter end)
     Company                                               6,685                  6,645
     Independent contractor                                  615                    655
                                                   -------------          -------------
          Total tractors                                   7,300                  7,300

Total trailers (truck and intermodal, quarter end)        23,165                 23,530



(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                      BALANCE SHEET DATA
                                             (In thousands, except share amounts)



                                                     3/31/12        12/31/11
                                                  -------------   -------------
                                                   (Unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                           $12,072         $12,412
   Accounts receivable, trade, less allowance
      of $10,243 and $10,154, respectively             213,201         218,712
   Other receivables                                     9,374           9,213
   Inventories and supplies                             27,983          30,212
   Prepaid taxes, licenses and permits                  11,171          15,094
   Current deferred income taxes                        25,514          25,805
   Other current assets                                 18,878          29,883
                                                 -------------   -------------
      Total current assets                             318,193         341,331
                                                 -------------   -------------


Property and equipment                               1,673,961       1,625,008
Less - accumulated depreciation                        689,686         682,872
                                                 -------------   -------------
      Property and equipment, net                      984,275         942,136
                                                 -------------   -------------

Other non-current assets                                21,955          18,949
                                                 -------------   -------------
                                                    $1,324,423      $1,302,416
                                                 =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Checks issued in excess of cash balances            $7,407           $6,671
   Accounts payable                                    87,914           93,486
   Insurance and claims accruals                       59,512           62,681
   Accrued payroll                                     22,676           19,483
   Other current liabilities                           24,286           16,504
                                                -------------    -------------
      Total current liabilities                       201,795          198,825
                                                -------------    -------------


Other long-term liabilities                            14,901           14,194

Insurance and claims accruals,
   net of current portion                             122,750          121,250

Deferred income taxes                                 239,736          243,000

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000
      shares authorized; 80,533,536 shares
      issued; 72,857,376 and 72,847,576 shares
      outstanding, respectively                           805              805
   Paid-in capital                                     95,524           94,396
   Retained earnings                                  797,596          779,994
   Accumulated other comprehensive loss                (3,985)          (5,170)
   Treasury stock, at cost; 7,676,160 and
      7,685,960 shares, respectively                 (144,699)        (144,878)
                                                -------------    -------------
      Total stockholders' equity                      745,241          725,147
                                                -------------    -------------
                                                   $1,324,423       $1,302,416
                                                =============    =============

      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van; temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.